Exhibit 99.1

NEWS FROM:
GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES ANNUAL DIVIDEND

NEW YORK, NEW YORK (November 20, 2013) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) announced today that its Board of Directors has declared an annual dividend of $0.20 per share on the Company’s common stock.  The dividend is payable on December 10, 2013 to stockholders of record at the close of business on December 3, 2013.  The Board’s decision to declare an annual dividend this year was based on Griffin’s cash flow during the fiscal year ending November 30, 2013 including its sale of undeveloped land in Windsor, Connecticut for a distribution warehouse expected to close this week and Griffin’s projections of its future cash flows over the next three fiscal years, including Griffin’s expected capital spending during those periods.  During the next three fiscal years, Griffin expects its real estate business to continue to have substantial capital spending for construction and leasing in the Lehigh Valley of Pennsylvania, as well as for continuing investments in tenant improvements, lease commissions and land improvements related to Griffin Land’s Connecticut real estate holdings.  Prospectively, Griffin expects to continue to consider the payment of an annual dividend late in the year based on that year’s results and cash flows and its estimated future cash requirements.

Griffin operates its real estate business, Griffin Land LLC, and Imperial Nurseries, Inc. (“Imperial”), its landscape nursery business.  Earlier this year, Griffin announced that it had entered into a letter of intent for the disposition of Imperial’s landscape nursery growing operations and a lease of Imperial’s growing facilities to a private company nursery grower. Negotiations on definitive agreements for that transaction are ongoing.  Griffin also has an investment in Centaur Media plc, a public company based in the United Kingdom and listed on the London Stock Exchange.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including the statements regarding the declaration and payment of future cash dividends, expected capital spending by Griffin’s real estate business and the disposition of Imperial’s landscape nursery growing operations. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved.  The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements.  Important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended December 1, 2012.  Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.